Exhibit 99.4

Letter Agreement

March 31, 2007

Paul Williams
Chairman
NT Technologies, Inc.
2601 Network Blvd.
Suite 208
Frisco, TX 75034

Dear Mr. Williams:

This letter will confirm the assumption by the undersigned of the following NT Technologies, Inc. debts listed on the audit for the period ending September 30, 2006:

Services by Herbert Sears	$32,275
Services by W. Edward Nichols	32,275
Interest on notes converted to stock	4,200
Sears note	3,000
Interest on Sears note	2,080

We also assume any additional interest accrued on the notes that we converted into common stock prior to closing as well as any additional interest that may be accrued beyond the amounts listed above. Please advise if you need anything further.

Regards,

/s/ Herbert T. Sears	/s/ W. Edward Nichols
Herbert T. Sears	W. Edward Nichols